PLEDGE AGREEMENT

             PLEDGE AGREEMENT (this "Pledge Agreement"), dated June 30, 1993, between SMITH INVESTMENT COMPANY, a Delaware corporation (the "Pledgor"), the AID ASSOCIATION FOR LUTHERANS, a Wisconsin fraternal benefit society (herein, in its capacity as pledgee hereunder, together with its successors as pledgee hereunder, called the "Pledgee"):

                              PRELIMINARY STATEMENT

        The Pledgor has entered into a letter agreement, dated as of June
   15, 1993 (herein, as amended and modified from time to time, called the "Agreement"), with Aid Association for Lutherans, a Wisconsin fraternal benefit society, providing for the purchase by Pledgee of the Pledger's 6.95% Notes due June 30, 2003 (herein, together with all securities issued in exchange or replacement therefor, called the "Notes"), in an aggregate principal amount not to exceed $20,000,000. Capitalized terms used herein without definition have the meanings ascribed to them in the Agreement.

        The Agreement provides, among other things, that the Pledgor grant to the Pledgee a first security interest in the Pledged Stock hereinafter mentioned as security for the Notes.

                                     PLEDGE

        The Pledgor hereby grants a security interest in, and delivers to the Pledgee or such agent as the Pledgee has duly designated in writing to the Pledgor prior to or concurrently with such delivery, as security for the payment of the Notes and the due performance of all obligations of the Pledgor under the Agreement and under this Pledge Agreement, the A.O. Smith Corporation shares of stock, with appropriate stock powers executed by the Pledgor in blank, as required by and as described in the Agreement (herein, together with any additional shares of such stock and stock powers that may be delivered to the Pledgee or its agent in accordance with the Agreement, called the "Pledged Stock"). The Pledgor represents and warrants to, and agrees with, the Pledgee that as of the date hereof and as of the date of any future delivery to the Pledgee or its agent, such shares of stock of A.O. Smith Corporation are and will be represented by stock certificates, and that each such stock certificate, accompanied by an instrument of assignment duly executed in blank by the Pledgor, will be delivered by the Pledgor to the Pledgee or the Pledgee's duly designated agent. The number of shares of Pledged Stock subject hereto may be increased or decreased, from time to time, all as provided in the Agreement.

        The Pledged Stock is to be held and disposed of subject to the terms, covenants and conditions hereinafter set forth:

        1. Terms of Acceptance by Pledgee. The Pledgee accepts the deposit and pledge of the Pledged Stock made by the Pledgor hereunder and agrees to hold the Pledged Stock, or by its duly designated agent, as herein provided, but only upon the following terms and conditons:

             (a) each holder of a Note by its acceptance thereof authorizes the Pledgee to exercise such powers under this Pledge Agreement as are specifically delegated to the Pledgee by the terms hereof, together with such powers as are reasonably incidental thereto;

             (b) the Pledgee may execute any of its duties under this Pledge Agreement by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder, and shall hold, itself, or by its duly designated agent, any and all of the Pledged Stock at any time received pursuant to the provisions of this Pledge Agreement and the Agreement for the ratable benefit of all the holders of the Notes;

             (c) the Pledgee shall be under no obligation to take any action in respect of this Pledge Agreement or pursuant to this Pledge Agreement unless and until furnished with an indemnity satisfactory to it against any liability and expense in connection with the taking of such action;

             (d) the Pledgee shall have no duty to take any affirmative action under this Pledge Agreement unless directed to do so by the holders of a majority in aggregate principal amount of the Notes then outstanding, and shall in all cases be fully protected with the written instructions signed by or on behalf of the holders of a majority in aggregate principal amount of the Notes then outstanding, and such instrument and any action taken or not taken pursuant thereto, shall be binding upon the holders of the Notes;

             (e) the Pledgee shall be entitled to rely, for all purposes of this Pledge Agreement, upon any request or notice delivered to it as provided herein, with respect to the matters stated therein and each such request or notice shall be a full warrant to the Pledgee for any action taken, suffered or omitted by it in reliance thereon;

             (f) the Pledgee shall not be liable with respect to action lawfully taken or omitted to be taken by it in good faith, in accordance with the direction of the holders of a majority in aggregate principal amount of the Notes then outstanding, relating to the time, method and place of conducting any proceeding for any remedy available to the Pledgee or exercising any power conferred upon the Pledgee under the Agreement; and

             (g) neither the Pledgee nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it or them under this Pledge Agreement, except for its or their own gross negligence or willful misconduct, nor shall the Pledgee be responsible for the validity, effectiveness or sufficiency of this Pledge Agreement or any of the Pledged Stock.

        2. Ownership and Reqistration of the Pledged Stock. The Pledgor represents and warrants that

             (a) the Pledged Stock is duly issued, fully paid and nonassessable (except for statutory provisions imposing liability for unpaid wages and salaries owing to employees);

             (b) the Pledger owns the Pledged Stock free and clear of any security interest or charge, except the security interest granted under this Pledge Agreement; and

             (c) the Pledgor has good right and lawful authority to grant a security interest in and deliver the Pledged Stock as provided in this Pledge Agreement.

   The foregoing representations and warranties shall also be true and correct at the time of any future delivery of Pledged Stock to the Pledgee or its agent. The Pledgor will warrant and defend the Pledgor's title to the Pledged Stock, and the security interest therein created by this Pledge Agreement, against all claims of all persons, and will maintain and preserve such security interest. Without the prior consent of the Pledgee and the holders of all the Notes then outstanding, the Pledgor will not transfer, create or otherwise dispose of any interest in, or grant any option with respect to, or pledge the Pledged Stock.

        3. Votes, Consents, Waivers and Ratifications of the Pledged Stock. Unless a Default or an Event of Default shall have occurred and be continuing, the Pledgor shall have the right to vote any and all of the Pledged Stock and to give consents, waivers and ratifications in respect of the Pledged Stock; provided, however, that no vote shall be cast, and no consent, waiver or ratification shall be given, which would be inconsistent with any of the provisions of the Notes, the Agreement, this Pledge Agreement or any other instrument or agreement referred to herein or therein, which would result in an amendment, modification or waiver of any of the provisions of the Certificate of Incorporation of A.O. Smith Corporation affecting or relating to the convertibility of any Class A Common Stock into Common Stock, or which would otherwise affect or relate to the convertibility of any Class A Common Stock into Common Stock. Such right of the Pledgor to vote and give consents, waivers and ratifications shall cease if a Default or an Event of Default shall occur and be continuing. Whenever a Default or an Event of Default has occurred and is continuing, the Pledgee may transfer into its name, or into the name of its nominee or nominees, any or all of the Pledged Stock and may vote any or all of the Pledged Stock (whether or not so transferred) and may give all consents, waivers and ratifications in respect thereof and may otherwise act with respect thereto as though it were the outright owner thereof, the Pledgor hereby irrevocably constituting and appointing the Pledgee as the proxy and attorney-in-fact of the Pledgor, with full power of substitution, to do so.

        4. Dividends on Pledged Stock.. All cash dividends on the Pledged Stock shall be paid to the Pledgor, provided that no Default or Event of Default shall have occurred and be continuing. All dividends (other than cash dividends) and all other distributions in respect of any of the Pledged Stock, whenever paid or made, and all cash dividends on the Pledged Stock paid after the occurrence and during the continuance of a Default or an Event of Default, shall be delivered to the Pledgee and held by it or its duly designated agent, subject to the security interest created by this Pledge Agreement.

        5. Exchange of Pledged Stock. The Pledgee may deliver the Pledged Stock or any part thereof to the issuer thereof or any other person for the purpose of making denominational exchanges or registrations, transfers, substitutions.or for any other purpose furthering the provisions of this Pledge Agreement or the Agreement, and the Pledged Stock or any part thereof so delivered, and any instruments issued as a result of or in connection with such delivery, shall be subject to the security interest created by this Pledge Agreement to the same extent as if no such delivery had been made.

        6.   Remedies in Case of an Event of Default.

             (a) If an Event of Default shall have occurred and be continuing, the Pledgee shall have the following rights in respect of the Pledged Stock, in addition to any rights provided by law:

                  (i)  to vote the Pledged Stock; and

                  (ii) to convert the Pledged Stock which is Class A Common Stock into Pledged Stock which is Common Stock and/or to sell the Pledged Stock, upon at least 10 business days' prior notice to the Pledgor of the time and place of sale (which notice the Pledgor and the Pledgee agree is reasonable), for cash or upon credit or for future delivery, the Pledgor hereby waiving all rights, if any, of marshaling the Pledged Stock and any other security for the Notes, at the option and in the complete discretion of the Pledgee, either:

                       (A) at public sale, including a sale at any broker's board or exchange; or

                       (B) at private sale, in which event such notice shall also contain the terms of the proposed sale and the Pledgor shall have until the time of such proposed sale in which to procure a purchaser willing, ready and able to purchase the Pledged Stock on terms no less favorable to the Pledgee and the holders of the Notes, and if such a purchaser is so procured, the Pledgee shall sell the Pledged Stock to the purchaser so procured; and

                  (iii) on behalf of the holders of the Notes, to bid for the Pledged Stock and, in lieu of paying cash therefor, to make settlement for the selling price by crediting ratably upon the outstanding principal of, and interest and prepayment premium, if any, on the Notes, and any other sums due under the Agreement, the net selling price after deducting all reasonable costs and expenses incurred in connection therewith. The Pledgee, upon so acquiring the Pledged Stock, shall be entitled to hold, deal with and sell the same in any manner not prohibited by applicable laws.

   From time to time the Pledgee may, but shall not be obligated to, postpone the time and change the place of any proposed sale of any of the Pledged Stock which has been noticed as provided above, upon at least 5 days' prior notice to the Pledgor (which notice the Pledgor and the Pledgee agree is reasonable) of the new time and place of such sale whenever, in the judgment of the Pledgee, such postponement or change is necessary or appropriate in order that the provisions of this Pledge Agreement applicable to such sale may be fulfilled or in order to obtain more favorable conditions under which such sale may take place. The method, manner, time, place and terms of any such sale of Pledged Stock must be commercially reasonable.

             (b) In case of any sale by the Pledgee of the Pledged Stock on credit or for future delivery, which may be elected at the option and in the complete discretion of the Pledgee, the Pledged Stock so sold may be retained by the Pledgee until the selling price is paid by the purchaser, but the Pledgee shall incur no liability in case of failure of the purchaser to take up and pay for the Pledged Stock so sold. In case of any such failure, such Pledged Stock so sold may be again similarly sold. After deducting all reasonable costs and expenses of every kind, the Pledgee shall ratably apply the residue of the proceeds of any sale or sales to pay the principal of, and interest and prepayment premium, if any, on the Notes and any other sums due under the Agreement. The excess, if any, shall be paid to the Pledgor, except as may otherwise be required by law.

             (c) Neither failure nor delay on the part of the Pledgee to exercise any right, remedy, power or privilege provided for herein or by statute or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

             (d) The Pledgor recognizes that, in taking actions pursuant to this Paragraph 6, the Pledgee may be unable to effect a public sale of all or a part of the Pledged Stock by reason of certain requirements contained in the Securities Act of 1933, as amended, or any similar federal statute then in effect, and under the applicable securities or "blue sky" laws of one or more of the states (such Act, statute and laws being herein collectively called the "Securities Act"), but may, notwithstanding the rights and agreements set forth in Paragraph 7 below, deem it necessary or appropriate to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or sale thereof. The Pledgor agrees, notwithstanding the rights and agreements set forth in Paragraph 7 below, that such private sales so made may be at prices and on other terms less favorable to the seller than if such securities were sold at public sales, and the Pledgee has no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities, even if such issuer would agree, to register such securities for public sale under applicable securities laws. The Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

        7. Reqistration of the Pledged Stock. During the continuance of an Event of Default, the Pledgor, upon the written request of the Pledgee;
   (i) will promptly use its best efforts to cause A. O. Smith Corporation to make all necessary filings (including the filing of one or more registration statements) under the Securities Acts relating to any of the Pledged Stock issued by it designated by the Pledgee in such request and irrespective of the number of shares of such corporation then pledged to the Pledgee, and the Pledgor will in good faith use its best efforts to cause such filings to become and remain effective; (ii) will cause to be furnished to the Pledgee such number of copies as the Pledgee may request of each preliminary prospectus, prospectus and offering circular relating to the Pledged Stock issued by A.O. Smith Corporation, all of which shall comply with the requirements of the applicable securities law; (iii) will promptly notify the Pledgee of the happening of any event (of which it has knowledge) as a result of which the then effective prospectus or circular includes an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in the light of the then existing circumstances and will cause the Pledgee to be furnished with such number of copies as the Pledgee may request of such supplement to or amendment of such prospectus or circular as is necessary to eliminate such untrue statement or supply such omission; (iv) will agree in writing to indemnify and hold the Pledgee harmless against any claims and liabilities which the Pledgee may incur by reason of (a) any failure on the part of the Pledgor or A. O. Smith Corporation to comply with the provisions of any applicable securities laws; or (b) any untrue statement of a material fact or omission to state a material fact required to be stated in any registration statement, offering circular or prospectus relating to the Pledged Stock issued by A.O. Smith Corporation, or necessary to make the statements therein not misleading, except insofar as such claims or liabilities are caused by any such untrue statement or omission based upon, or in conformity with, information furnished in writing to the Pledgor or such corporation by the Pledgee; (v) will do any and all other acts and things which may be necessary or advisable to enable the Pledgee to consummate any proposed sale or other disposition of any of the Pledged Stock pursuant to this Pledge Agreement; and (vi) will bear all costs and expenses of carrying out its obligations under this Paragraph 7.

        8. Obligations Not Affected. The obligations of the Pledgor under this Pledge Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by: (i) any amendment or modification of or addition or supplement to the Notes, the Agreement or any other instrument securing the Notes; (ii) any exercise or non-exercise by the Pledgee of any right, remedy, power or privilege under or in respect of this Pledge Agreement, the Notes, or any assignment or transfer thereof or any waiver of any such right, remedy, power or privilege (iii) except to the extent therein specified, any waiver, termination, consent, extension, indulgence or other action or inaction in respect of this Pledge Agreement, the Agreement, the Notes or any other instrument securing the Notes; (iv) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like, of the Pledgor or A. O. Smith Corporation; or (v) any limitation on the liability or obligations under this Pledge Agreement of the Pledgor or
   A. O. Smith Corporation which may now or hereafter be imposed by any statute, regulation or rule of law or any invalidity or unenforceability, in whole or in part, of this Pledge Agreement or any provision hereof, or for any other reason, whether or not the Pledgor or A. O. Smith Corporation (as the case may be) shall have notice or knowledge of any of the foregoing.

        9. Accidental Loss of Pledged Stock. So long as the Pledged Stock is being held on behalf of the Pledgee by an agent designated by it for that purpose as described in Paragraph 1, the risk of accidental loss of or damage to the Pledged Stock shall be on the Pledgor to the extent of any deficiency in any effective insurance coverage. In the event that the Pledged Stock is at any time being held by the Pledgee directly rather than by its designated agent, or if the agent designed by the Pledgee to hold the Pledged Stock is not a bank or trust company having total capital and surplus of not less than $100,000,000 at the time it is so designated as agent to hold the Pledged Stock, then the Pledgee agrees to indemnify the Pledgor against any accidental loss of or damage to the Pledged Stock to the extent of any deficiency in any effective insurance coverage.

        10. Notices. All notices, consents and other communications hereunder shall be in writing and shall either be delivered, or shall be sent by certified or registered mail, postage prepaid and addressed (i) if to the Pledgor, Post Office Box 23976, Milwaukee, Wisconsin 53223-0976, with a copy to Jere D. McGaffey, Foley & Lardner, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, or (ii) if to the Pledgee, 4321 North Ballard Road, Appleton, Wisconsin 54919, Attention: Investment Department, or as to either party, at such other address as shall be designated by such party by notice to the other party. The addresses for the holders of the Notes for the purposes of this Pledge Agreement shall be their respective addresses for notices specified in the register for the Notes maintained by the Pledgor pursuant to Paragraph 11E of the Agreement. All notices shall be deemed to have been given either at the time of the delivery thereof to any officer or employee of the person entitled to receive such notice at the address of such person for purposes of this Paragraph 10, or at the completion of the third full day following the time of such mailing thereof to such address, as the case may be.

        11. Amendment, Succession and Headings. This Pledge Agreement may not be changed, modified or discharged orally, nor may any waivers or consents be given orally hereunder, and every such change, modification, discharge, waiver or consent shall be in writing, duly signed by or on behalf of the Pledgor and the Pledgee with the written consent of a majority in aggregate principal amount of the Notes then outstanding.
   This Pledge Agreement shall be binding upon the Pledgor, the Pledgee and their respective successors and assigns, and shall inure to the benefit of each holder of a Note. The captions in this Pledge Agreement are for convenience reference only and shall not define or limit the provisions hereof.

        12.  Return of Pledged Stock; Termination.

             (a) The Pledgee shall forthwith assign, transfer and deliver, without recourse and against receipt, such of the Pledged Stock (and property received in respect thereof) as may be required pursuant to the Agreement and which has not theretofore been returned to the Pledgor, sold or otherwise applied pursuant to the provisions of this Pledge Agreement; this Pledge Agreement shall continue as to any remaining Pledged Stock. Any such assignment, transfer and delivery shall not affect the obligations of the Pledgor to subsequently deliver Pledged Stock as provided in the Agreement.

             (b) Upon payment in full of the Notes and the due performance of all obligations of the Pledgor under this Pledge Agreement and under the Agreement, the Pledgee shall forthwith assign, transfer and deliver, without recourse and against receipt, such of the Pledged Stock (and any property received in respect thereof) as has not theretofore been sold or otherwise applied pursuant to the provisions of this Pledge Agreement to or upon the order of the Pledgor, whereupon this Agreement shall terminate.

             (c) The Pledgee shall not be required, however, to assign, transfer and deliver any of the Pledged Stock as aforesaid unless and until the Pledgee shall have received a favorable opinion of counsel or other evidence, satisfactory to the Pledgee, as to the payment of all transfer taxes and similar governmental charges, if any, payable in connection with such assignment, transfer and delivery.

        13. Holders of Notes. The Pledgee may deem and treat the person in whose name a Note is registered as the holder and owner thereof for all purposes. The Pledgor shall, upon the request of the Pledgee, furnish to the Pledgee a copy of the register for the Notes which is maintained by the Pledgor pursuant to Paragraph 12E of the Agreement.

        14. Governing Law. This Agreement shall be deemed to be made under and shall be governed by the laws of the State of Wisconsin.

   IN WITNESS WHEREOF, the parties have caused this Pledge Agreement to be executed by their respective officers thereunto duly authorized and, their respective corporate seals to be duly affixed hereto as of the date first set forth above.

                                      SMITH INVESTMENT COMPANY
        (Corporate Seal)              Pledgor


   Attest:                            By  /s/ Arthur O. Smith
                                          Arthur O. Smith
   /s/ Wesley A. Ulrich                   Chairman, President & Chief
   Wesley A. Ulrich                       Executive Officer
   Secretary & Treasurer


                                      AID ASSOCIATION FOR LUTHERANS
                                      Pledgee


                                      By  /s/ R. Jerry Scheel
                                          R. Jerry Scheel
                                          Second Vice President -
                                          Securities


                                      By  /s/ James Abitz
                                          James Abitz
                                          Vice President - Securities